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                                                                    EXHIBIT 23.4

      [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

Board of Directors
Go2Net, Inc.
999 Third Avenue, Suite 4700
Seattle, WA 98104

Members of the Board:

     We hereby consent to the inclusion of our opinion letter dated July 26, 2000 to the Board of Directors of Go2Net, Inc. ("Go2Net") as Annex C to the Joint Proxy Statement/Prospectus relating to the proposed merger of InfoSpace, Inc. and Go2Net, Inc. and to the references thereto in such Joint Proxy Statement/Prospectus under the captions "Summary of the Joint Proxy Statement/Prospectus", "The Merger--Background of the Merger", "The Merger-- Go2Net's reasons for the Merger" and "The Merger--Opinion of Go2Net's financial advisor". In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.


San Francisco, California
August 15, 2000


                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                        INCORPORATED